UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): October 12, 2004


                              REHABCARE GROUP, INC.
               (Exact name of Company as specified in its charter)


          Delaware                    0-19294                   51-0265872
(State or other jurisdiction        (Commission              (I.R.S. Employer
       of incorporation)            File Number)             Identification No.)


        7733 Forsyth Boulevard
              23rd Floor
         St. Louis, Missouri                                    63105
(Address of principal executive offices)                      (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On October 12, 2004, RehabCare Group, Inc. entered into an Amended and Restated Credit Agreement with Bank of America, N.A., U.S. Bank, National Association, Harris Trust and Savings Bank, National City Bank and SunTrust Bank, as participating banks in the lending group. The Amended and Restated Credit Agreement is an expandable $90 million, five-year revolving credit facility that replaces our former $125 million Credit Agreement, dated as of August 29, 2000, which was scheduled to expire in August 2005. The revolving credit facility is expandable to $125 million upon our notice to the lending group, subject to continuing compliance by us with the terms of the Amended and Restated Credit Agreement.

     The Amended and Restated Credit Agreement contains administrative covenants that are ordinary and customary for similar credit facilities. The credit facility also includes financial covenants, including requirements for us to comply on a consolidated basis with a maximum ratio of senior funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA), a maximum ratio of total funded debt to EBITDA, a minimum ratio of adjusted EBITDA to fixed charges and a minimum level of net worth.

     As of October 12, 2004, there was no balance outstanding against the new credit facility. The annual fees and interest rates to be charged in connection with the credit facility and the outstanding principal balance are variable based upon the Company's consolidated leverage ratios.


Item 9.01      Financial Statements and Exhibits

     On October 13, 2004, RehabCare Group, Inc. issued a press release announcing the consummation of an expandable $90 million, five-year revolving credit facility.

     The press release in its entirety is attached as Exhibit 99.1.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 14, 2004

                                       REHABCARE GROUP, INC.



                           By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                 Vincent L. Germanese
                                 Senior Vice President, Chief Financial Officer and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description


99.1   Press release dated October 13, 2004.

                                                                    Exhibit 99.1



                    Contact: RehabCare Group, Inc.
                             Vincent L. Germanese, CFO
                             Betty Cammarata, Dir - Investor Relations
                             Press: David Totaro, Senior Vice
                             President, Corporate Marketing &
                             Communications
                             (314) 863-7422



FOR IMMEDIATE RELEASE
October 13, 2004

                REHABCARE ANNOUNCES NEW FIVE-YEAR CREDIT FACILITY

ST. LOUIS, MO, 0ctober 13, 2004--RehabCare Group, Inc. (NYSE:RHB), today announced that it consummated an expandable $90 million, five-year revolving credit facility that replaces its former $125 million term and revolving credit facility which was due to expire next year. The new credit facility features reduced bank fees and interest rate spreads, and significantly enhances the Company's financial flexibility. If needed, the facility is expandable to $125 million.

     RehabCare plans to use the facility for strategic acquisitions, joint ownership transactions and general corporate purposes. Six institutions participated in the financing. Bank of America, N.A. will act as Administrative Agent for the new facility and Banc of America Securities, LLC was the sole lead arranger and book runner for the syndication efforts. U. S. Bank National Association acted as Documentation Agent. Harris Trust and Savings Bank acted as Syndication Agent. Other participants include Comerica Bank, National City Bank and SunTrust Bank.

     John H. Short, Ph.D., President and Chief Executive Officer, commented, "We are pleased to have obtained this favorable credit facility with a streamlined group of banks that are experienced in lending to the healthcare industry and that support our business model. With this long-term financing in place, we will be better able to use our financial strength to take advantage of strategic opportunities in our target markets and drive our growth."

                                     -MORE-

REHABCARE ANNOUNCES NEW FIVE-YEAR CREDIT FACILITY                Page 2

     RehabCare Group, Inc., headquartered in St. Louis, Missouri, is a leading provider of program management services for hospital inpatient rehabilitation units and skilled nursing units, outpatient therapy programs, and contract therapy services in conjunction with more than 700 hospitals and skilled nursing facilities in 39 states, the District of Columbia, and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

                                      -END-